EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-13075 and 333-103145 on Form S-8 of our report dated November 28, 2007, relating to the consolidated financial statements and financial statement schedule of Rofin- Sinar Technologies Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Rofin-Sinar Technologies Inc. for the year ended September 30, 2007.

/s/ Deloitte & Touche LLP
Detroit, Michigan
November 28, 2007